Exhibit 99
TD Banknorth reports first quarter results.
An investor call to discuss the completion of the privatization of TD Banknorth on April 20, 2007 as well as the expected earnings impact, will be webcast live via TDBFG’s website at 11:00 a.m. ET today, May 7, 2007.
Presentation material referenced during the call will be available on TDBFG’s Investor Relations website at www.td.com/investor/earnings.jsp by11:00 a.m. ET. A listen-only telephone line is available at 416-644-3417 or toll free at 1-800-732-9307.
First Quarter Adjustments (Items of Note) 1
The following items of note (net of tax) are included in the Company’s reported GAAP earnings for the first quarter of 2007. All comparisons are between the first quarter of 2007 and the first quarter of 2006.
•	Amortization of identifiable intangible assets of $22.4 million as compared to $22.9 million for the first quarter of 2006.

•	Merger and restructuring charges of $20.9 million as compared to $14.9 million for the first quarter of 2006.

•	$520,000 impact to the discontinued operations associated with certain subsidiaries engaged in energy operations acquired from Hudson United as compared to $1.3 million impact for the first quarter of 2006.
PORTLAND, Maine—(BUSINESS WIRE)—May 7, 2007—TD Banknorth Inc. (“TD Banknorth” or the “Company”), a wholly-owned subsidiary of TD Bank (NYSE:TD), today reported net income of $55.2 million for the quarter ended March 31, 2007 as compared to $76.2 million for the quarter ended March 31, 2006.
Adjusted earnings (reported GAAP earnings excluding the items of note listed above) were $99.0 million for the first quarter of 2007 as compared to $115.6 million for the first quarter of 2006.
“The operating environment continues to be challenging for U.S. banks, with intense competition for loans and deposits,” said Bharat B. Masrani, TD Banknorth President and Chief Executive Officer. “At the same time, we remain focused on our strategy of organically growing our loans, deposits and fee income while managing expenses closely.”
Earnings for the first quarter of 2007 were impacted by a number of events including $20.9 million in after-tax restructuring charges associated with the acquisition of Interchange Financial Services Corporation (“Interchange”) and expense reduction initiatives previously announced on March 23, 2007; a $5.3 million after-tax contribution to the TD Banknorth Charitable Foundation to support the ongoing work of the Foundation; and an increase in the Company’s provision for credit losses.
Interchange Acquisition
TD Banknorth completed the acquisition of Interchange Financial Services Corporation, Saddle Brook, New Jersey, on January 1, 2007. The Company issued 13 million shares to TD Bank Financial Group at a price of $31.17 per share to fund the transaction.

1	All references in this release to “adjusted” results reflect the exclusion of the impact of these items of note. For a detailed explanation of the use of non-GAAP financial measures, please see the “Notes” section of this release, and for a reconciliation of adjusted financial measures to the most comparable reported GAAP financial measures, please see the reconciliation table in the financial tables which accompany this release. Results for the quarter ended March 31, 2006 include the acquisition of Hudson United Bancorp (“Hudson United”) on January 31, 2006 and results for the quarter ended March 31, 2007 include the acquisition of Interchange Financial Services Corporation (“Interchange”) on January 1, 2007.

Average Loans and Leases
Year-over-year comparison
Average loans and leases for the quarter increased 12% from the prior year to $26.6 billion, due primarily to the timing of the acquisitions of Hudson United Bancorp and Interchange.
Prior quarter comparison
Average loans and leases for the quarter increased 4% from the prior quarter from $25.6 billion, due primarily to the acquisition of Interchange.
Excluding the effects of acquisitions, average commercial business loans and leases, commercial real estate mortgages and consumer loans and leases (including credit cards) for the quarter declined by 1.0% from the prior quarter, reflecting the competition for high-quality commercial and consumer loans.
Average Deposits
Year-over-year comparison
Average deposits for the quarter increased by 16% from the prior year to $28.4 billion, due primarily to the timing of acquisitions of Hudson United and Interchange.
Prior quarter comparison
Average deposits for the quarter increased by $1.1 billion, or 4%, from the prior quarter, due primarily to the acquisition of Interchange.
On a linked quarter basis, excluding the effects of acquisitions, average deposits for the quarter were essentially flat compared to the prior quarter due to seasonality and competition for deposits in the Company’s market area. In response to the competitive deposit environment, the Company successfully introduced a high-yield money market account late in the first quarter which has allowed the Company to attract new deposits while at the same time reducing the outflow of deposits by consumers searching for higher yields.
Net Interest Income
Year-over-year comparison
Net interest income was $296.4 million for the quarter, an increase of $13.9 million or 5%, as compared to the prior year reflecting the acquisitions of Hudson United and Interchange.
Prior quarter comparison
Net interest income for the quarter increased $1.3 million from the prior quarter.
Interest and dividend income increased 2% to $515.2 million in the first quarter while interest expense increased 5% to $218.8 million, reflecting higher interest costs associated with the Company’s deposits.
Net Interest Margin
Year-over-year comparison
The Company’s net interest margin for the quarter was 3.89% as compared to 3.83% for the prior year.

Prior quarter comparison
The Company’s net interest margin for the quarter declined 6 basis points from 3.95% in the prior quarter. The decline in net interest margin was due to higher rates paid on interest bearing deposits reflecting the competitive deposit environment.
Provision for Credit Losses
Year-over-year comparison
During the quarter, the Company recorded a provision for credit losses of $31.8 million as compared to $7.2 million for the prior year.
Prior quarter comparison
The Company’s provision for credit losses increased $16.3 million from the prior quarter. The increase was related to an increase in nonperforming assets associated with commercial real estate mortgages of $79.2 million due primarily to the slowdown in the housing industry in the U.S. and to an increase in total net chargeoffs of $5.5 million during the quarter.
Noninterest Income
Year-over-year comparison
Noninterest income for the quarter increased 13% to $133.5 million as compared to the prior year due primarily to the timing of the acquisitions of Hudson United and Interchange.
Prior quarter comparison
Noninterest income for the quarter increased $4.7 million from the prior quarter largely due to a similar increase in insurance brokerage commissions.
Noninterest Expense
Year-over-year comparison
Adjusted noninterest expense for the quarter increased 14% to $250.7 million from the prior year.
Prior quarter comparison
Adjusted noninterest expense for the quarter increased $13.5 million as compared to the prior quarter largely due to an increase in merger and restructuring charges of $19.4 million associated with the acquisition of Interchange and expense reduction initiatives previously announced on March 23, 2007 and to an $8.0 million contribution to the TD Banknorth Charitable Foundation.
The Company continues to manage expenses closely. Adjusted noninterest expense, excluding the contribution to the Charitable Foundation and personnel-related expenses associated with Interchange, was essentially flat from the prior quarter.
Subsequent Events Following The Close of the First Quarter
TD Banknorth announced that Peter J. Verrill, Vice Chairman and Chief Operating Officer, is retiring effective June 30, 2007.
TD Banknorth’s shareholders approved the going-private transaction with TD Bank Financial Group on April 18, 2007 and the transaction closed on April 20, 2007.
During the month of April, the Board of Directors approved two additional restructuring charges related to human resources, real estate, privatization, Interchange/Hudson, and technology. Taken together, the Company expects to record a restructuring charge of approximately $27.0 million, after-tax, in the quarter ending June 30, 2007.

About TD Banknorth Inc.
TD Banknorth Inc. is a leading banking and financial services company headquartered in Portland, Maine and a wholly-owned subsidiary of TD Bank headquartered in Toronto, Canada. TD Banknorth is one of the 25 largest commercial banking organizations in the United States, with over $40 billion in assets. TD Banknorth’s banking subsidiary, TD Banknorth, N.A., operates banking divisions in Connecticut, Maine, Massachusetts, New Hampshire, New Jersey, New York, Pennsylvania and Vermont. TD Banknorth and TD Banknorth, N.A. also operate subsidiaries and divisions in insurance, wealth management, merchant services, mortgage banking, government banking, private label credit cards, insurance premium financing and other financial services and offers investment products in association with PrimeVest Financial Services, Inc. For more information, visit http://www.TDBanknorth.com.
NOTES: This news release contains financial information determined by methods other than in accordance with accounting principles generally accepted in the United States of America (“GAAP”). The Company’s management uses these non-GAAP measures in its analysis of the Company’s performance. The Company arrives at these measures, indicated by the use of the term “adjusted,” by removing “items of note” from the reported GAAP measure. The items of note excluded from adjusted measures are described at the outset of this release, and a reconciliation of these non-GAAP measures to the most comparable GAAP measure can be found in the financial tables in the back of this release. The items of note relate to items which management does not believe are indicative of underlying business performance, and typically are the effects of charges and expenses related to the consummation of mergers and acquisitions and costs related to the integration of merged entities, as well as the amortization of intangible assets. Items of note may also be other significant gains or losses that are unusual in nature, such as securities gains or losses and prepayment penalties incurred in connection with deleveraging strategies. Because these items and their impact on the Company’s performance are difficult to predict, management believes that presentations of adjusted financial measures excluding the impact of these items of note provide useful supplemental information that is essential to a proper understanding of the operating results of the Company. These disclosures should not be viewed as a substitute for operating results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures which may be presented by other companies.
This press release contains forward-looking statements with respect to the financial condition, results of operations and business of TD Banknorth. Words such as “expect”, “feel”, “believe”, “will”, “may”, “anticipate”, “plan”, “estimate”, “intend”, “should” and similar expressions are intended to identify forward-looking statements. Forward-looking statements are subject to various factors which could cause actual results to differ materially from these estimates. These factors include, but are not limited to, changes in general economic conditions, interest rates, deposit flows, loan demand, competition, legislation or regulation and accounting principles, policies or guidelines, as well as other economic, competitive, governmental, regulatory and accounting and technological factors affecting TD Banknorth’s operations. In addition, acquisitions may result in large one-time charges to income, may not produce revenue enhancements or synergies at levels or within time frames originally anticipated and may result in unforeseen integration difficulties. Investors are encouraged to access TD Banknorth’s periodic reports filed with the Securities and Exchange Commission for financial and business information regarding TD Banknorth, including information which could affect TD Banknorth’s forward-looking statements. TD Banknorth does not undertake any obligation to update these forward-looking statements to reflect events or circumstances that may occur after the date on which such statements were made.
Source: TD Banknorth Inc.
Jeff Nathanson, 207-761-8517

TD Banknorth Inc. and Subsidiaries
CONSOLIDATED BALANCE SHEETS (Unaudited)

	March 31,	December 31,	%
(In thousands)	2007	2006	Change
Assets

Cash and due from banks	$789,936	$906,553	-13%
Federal funds sold, securities purchased under agreements to resell, and other short term investments	2,427,788	2,260,794	7%
Securities available for sale	2,198,953	2,505,888	-12%
Securities held to maturity	45,327	48,457	-6%

Loans and leases held for sale	26,037	19,112	36%
Loans and leases:
Residential real estate mortgages	2,831,262	2,667,448	6%
Commercial real estate mortgages	9,370,537	8,749,887	7%
Commercial business loans and leases	6,927,150	6,534,792	6%
Consumer loans and leases, exc credit cards	7,037,943	7,046,638	0%
Credit card receivables	441,459	462,736	-5%

Total loans and leases	26,608,351	25,461,501	5%
Less: Allowance for loan and lease losses	301,409	279,638	8%

Loans and leases, net	26,306,942	25,181,863	4%

Premises and equipment	500,888	486,143	3%
Goodwill	6,378,992	6,022,534	6%
Identifiable intangible assets	736,455	727,596	1%
Bank-owned life insurance	828,691	791,489	5%
Other assets	988,942	1,208,656	-18%

Total Assets	$41,228,951	$40,159,085	3%

Liabilities & Shareholders’ Equity

Deposits:
Regular savings	$3,703,857	$3,685,872	0%
Retail money market and NOW accounts	11,002,519	9,654,755	14%
Retail certificates of deposit	7,859,196	7,393,218	6%
Brokered deposits	225,292	227,545	-1%
Other interest bearing deposits	192,317	153,237	26%
Noninterest bearing deposits	5,899,960	5,890,139	0%

Total deposits	28,883,141	27,004,766	7%

Borrowings from the Federal Home Loan Bank	67,306	68,610	-2%
Federal funds purchased and securities sold under repurchase agreements	1,590,160	2,217,007	-28%
Subordinated debt and senior notes	820,989	821,284	0%
Other borrowings	6,280	22,802	-72%
Junior subordinated debentures	534,781	517,390	3%
Deferred tax liability related to other identifiable intangible assets	288,617	286,069	1%
Other liabilities	290,227	899,112	-68%

Total liabilities	32,481,501	31,837,040	2%

Shareholders’ equity	8,747,450	8,322,045	5%

Total Liabilities and Shareholders’ Equity	$41,228,951	$40,159,085	3%

NM — Calculated % change is not meaningful.

TD Banknorth Inc. and Subsidiaries
CONSOLIDATED STATEMENTS OF EARNINGS (Unaudited)
(In thousands, except per share data)

	Three months	Three months
	ended March 31,	ended March 31,	%
	2007	2006	Change
Interest and dividend income	$515,214	$456,499	13%
Interest expense	218,822	174,055	26%

Net interest income	296,392	282,444	5%

Noninterest income:
Deposit services	44,867	38,479	17%
Insurance brokerage commissions	16,869	15,839	7%
Merchant and electronic banking income, net	16,376	15,636	5%
Wealth management services	11,380	11,348	0%
Loan fee income	16,920	12,392	37%
Bank-owned life insurance	8,839	7,288	21%
Investment planning services	5,042	5,142	-2%
Net securities gains/(losses)	92	(90)	-202%
Other noninterest income	13,134	11,805	11%

Total noninterest income	133,519	117,839	13%

Total Revenue	429,911	400,283	7%

Provision for loan and lease losses	30,000	6,900	335%

Noninterest expense:
Salaries and employee benefits	137,044	125,210	9%
Occupancy and equipment	45,336	39,180	16%
Data processing	15,606	15,233	2%
Advertising and marketing	7,328	8,191	-11%
Amortization of identifiable intangible assets	36,781	37,666	-2%
Merger and restructuring charges	30,594	19,818	232%
Other noninterest expense	45,348	31,738	43%

Total noninterest expense	318,037	277,036	15%

Income before income tax expense	81,874	116,347	-30%
Income tax expense	26,186	38,799	-33%

Net income from continuing operations	55,688	77,548	-28%

Income (loss) from discontinued operations, net of tax	(520)	(1,342)	-139%

Net income	$55,168	$76,206	-28%

NM — calculated % change is not meaningful

TD Banknorth Inc. and Subsidiaries
Asset Quality (unaudited)
(Dollars in thousands)

	3/31/2007	12/31/2006	9/30/2006	6/30/2006	3/31/2006
Nonperforming assets:

Residential real estate mortgages	$16,482	$13,607	$9,713	$10,714	$9,827
Commercial real estate mortgages	132,541	53,345	28,520	35,439	31,192
Commercial business loans and leases	62,104	52,758	46,051	35,768	31,460
Consumer loans and leases	11,418	11,667	7,386	7,123	6,090

Total nonperforming loans and leases	222,545	131,377	91,670	89,044	78,569

Other nonperforming assets, net	2,617	1,014	2,088	2,159	12,101

Total nonperforming assets	$225,162	$132,391	$93,758	$91,203	$90,670

Accruing loans which are 90 days overdue	$15,054	$16,697	$14,123	$11,546	$12,934

Allowance for loan and lease losses	$301,409	$279,638	$278,568	$276,361	$276,342
Liability for unfunded credit commitments	10,927	9,107	8,807	8,507	8,207

Total allowance for credit losses	$312,336	$288,745	$287,375	$284,868	$284,549

Net loan charge-offs (recoveries):

Residential real estate mortgages	($17)	$53	($137)	($63)	$111
Commercial real estate mortgages	2,483	94	981	(117)	(6)

Total real estate mortgages	2,466	147	844	(180)	105
Commercial business loans and leases	6,502	4,352	1,773	2,101	(1,584)
Consumer loans and leases excl credit cards	5,477	5,657	5,527	3,404	4,985
Credit card receivables	5,223	3,974	3,403	3,375	2,645

Total net charge-offs	$19,668	$14,130	$11,547	$8,700	$6,151

Provision for credit losses:
Provision for loan and lease losses	$30,000	$15,200	$13,754	$8,719	$6,900
Provision for off balance sheet commitments (1)	1,800	300	300	300	300

Total provision for credit losses	$31,800	$15,500	$14,054	$9,019	$7,200

Ratios:

Allowance for credit losses to total loans and leases	1.17%	1.13%	1.12%	1.10%	1.11%
Allowance for credit losses to nonperforming loans	140.35%	219.78%	313.49%	319.91%	362.16%
Nonperforming loans to total loans and leases	0.84%	0.52%	0.36%	0.34%	0.31%
Nonperforming assets to total assets	0.55%	0.33%	0.23%	0.23%	0.22%
Net charge-offs to average loans, annualized (2)	0.30%	0.22%	0.18%	0.14%	0.10%

(1)	Included in other noninterest expense

(2)	Excludes residential real estate loans held for sale

TD Banknorth Inc. and Subsidiaries
Reconciliation Table — Non-GAAP Financial Information (Unaudited)

	2007	2006
(In thousands, except per share data)	First	Fourth	Third	Second	First
	Quarter	Quarter	Quarter	Quarter	Quarter
Net income (GAAP)	$55,168	$83,436	$86,102	$93,386	$76,206
Add back the following, net of tax:
Merger and restructuring charges	20,899	8,873	9,400	9,556	14,924
Loss (gain) from discontinued operations	520	1,509	(2,511)	1,323	1,342
Deleveraging losses (1)	—	—	—	—	214
Amortization of intangibles	22,366	24,019	24,007	24,025	22,904

Net income, as adjusted	$98,953	$117,837	$116,998	$128,290	$115,590

Noninterest income (GAAP)	$133,519	$128,828	$128,305	$127,069	$117,839
Deleveraging securities losses	—	—	—	—	330

Noninterest income, as adjusted	$133,519	$128,828	$128,305	$127,069	$118,169

Noninterest expense (GAAP)	$318,037	$287,821	$294,034	$286,069	$277,036
Merger costs	17,572	10,874	13,452	14,135	9,225
Restructuring	13,022	325	637	448	10,593
Amortization of intangibles	36,781	39,491	39,480	39,508	37,666

Noninterest expense, as adjusted	$250,662	$237,131	$240,465	$231,978	$219,552

(1)	Deleveraging losses include losses on sale of securities, lower of cost or market adjustments on loans held for sale and prepayment penalties on borrowings.Ratios are annualized where appropriate.